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                                                                EXHIBIT 10.19

                      [FUISZ TECHNOLOGIES LTD. LETTERHEAD]



                                     October 24, 1995



Michael Myers, Ph.D.
9811 Westview Drive
Apt. 924
Coral Springs, FL 33076

Dear Dr. Myers:

         We are pleased to offer you a position with Fuisz Technologies Ltd., (herein "Company") this offer of employment being effective as of the date of this letter and valid, pending your acceptance, through November 3, 1995. We will work with you after you arrive on an appropriate title which we suggest will be Director of MicroSphere Operations and you will report directly to Dr. Richard Fuisz.

         The salary for the position is $110,000 per year to be paid at month end in twelve (12) equal installments throughout the year. You will be eligible for salary review after twelve (12) months of employment and salary increases will be predicated on individual performance and contributions and overall Company performance.

         It will be recommended to the Board of Directors that you participate in the Stock Option Program and receive an option for 25,000 shares of the Company's common shares as a Nonstatutory Option at the current exercise price on the date of the grant of such options. Your option program will be of three
(3) years duration, whereby 4,000 options will vest immediately and 21,000 options will be vested over three (3) years vesting monthly in accordance with the agreement applicable to such options. In addition you will be eligible for additional options from time to time as determined by Company's Compensation Committee.

         You will be eligible for three (3) weeks vacation annually. Vacation duration will be modified periodically in accordance with the Company Vacation Policy.

         The Company will provide you with a relocation allowance of up to $18,000 to be used for actual expenses incurred associated with selling your current home, moving furniture and personal possessions. In addition we will reimburse you for the closing cost expenses associated with purchasing a home within the commuting distance of our offices in Chantilly. Further, a relocation allowance of $850.00 per month (but not to exceed four months) will be provided to you until you move into a local apartment or house.

         The current medical and life insurance carrier for the Company is Principle Mutual Life Insurance Company. You will be eligible to apply for inclusion in the plan ninety (90) days after you begin work and have completed and submitted all of the necessary paperwork for inclusion in the program. You will participate in the executive portion of the Company's insurance program and the cost associated with this coverage will be fully paid by the Company. In the event you choose to continue your current medical coverage until you qualify for coverage by
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Michael Myers, Ph.D.
October 24, 1995
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Company's insurance carrier, Company will pay an allowance to you for such coverage equivalent to that paid to other employees in a comparable position.

         You will have a monthly automobile allowance of $450.00 per month available to you during your employment with the Company. This allowance may be applied to a purchased or leased vehicle, and any purchase or lease agreement involved should be in your name.

         Your place of work will be at the Company headquarters located at 3810 Concorde Parkway, Suite 100, Chantilly, Virginia. Your position will require domestic and international travel.

         Your employment at Company is conditioned on your signing of our standard Employment Confidentiality Agreement which is enclosed herewith and receipt of such signed Agreement by Company.

         Dr. Myers, we are looking forward to having you join us as a key member of the Fuisz Technologies team, let me know if you have any questions. If this offer is acceptable, please indicate your agreement to the terms and conditions of this letter as indicated below, and return a copy to my attention.


                                    Sincerely,

                                    /s/ GERALD E. BATTIST
                                    --------------------------
                                    Gerald E. Battist, Esq.
                                    Executive Vice President
                                    and General Counsel


AGREED AND ACCEPTED:

/s/ MICHAEL MYERS
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Michael Myers, Ph.D

10-31-95
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Date


Enclosures (2)